UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Charles M Holley
   702 S.W. 8th Street
   AR, Bentonville 72716
2. Issuer Name and Ticker or Trading Symbol
   Wal-Mart Stores, Inc. (WMT)

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   2/3/2003
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Senior Vice President & Controller
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common Stock               |2/3/ 2|A   | |6241              |A  |           |20163              |D     |                           |
                           |003   |    | |                  |   |           |                   |      |                           |
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Common Stock               |      |    | |                  |   |           |957                |I     |By ESOP                    |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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Stock Option          |11.1250 |     |    | |           |   |     |02/22|Common Stock|       |       |5714        |D  |            |
                      |        |     |    | |           |   |     |/06  |            |       |       |            |   |            |
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Stock Option          |11.3750 |     |    | |           |   |     |11/17|Common Stock|       |       |6134        |D  |            |
                      |        |     |    | |           |   |     |/04  |            |       |       |            |   |            |
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Stock Option          |19.0938 |     |    | |           |   |     |01/09|Common Stock|       |       |9998        |D  |            |
                      |        |     |    | |           |   |     |/98  |            |       |       |            |   |            |
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Stock Option          |39.8750 |     |    | |           |   |     |01/13|Common Stock|       |       |5016        |D  |            |
                      |        |     |    | |           |   |     |/09  |            |       |       |            |   |            |
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Stock Options         |11.8125 |     |    | |           |   |     |01/07|Common Stock|       |       |8166        |D  |            |
                      |        |     |    | |           |   |     |/07  |            |       |       |            |   |            |
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Stock Options         |46.0000 |     |    | |           |   |     |02/27|Common Stock|       |       |7826        |D  |            |
                      |        |     |    | |           |   |     |/10  |            |       |       |            |   |            |
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Stock Options         |48.9200 |     |    | |           |   |     |03/01|Common Stock|       |       |9432        |D  |            |
                      |        |     |    | |           |   |     |/11  |            |       |       |            |   |            |
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Stock Options         |55.8000 |     |    | |           |   |     |01/10|Common Stock|       |       |9032        |D  |            |
                      |        |     |    | |           |   |     |/12  |            |       |       |            |   |            |
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Stock Options         |48.0700 |2/3/ |A   | |13522      |A  |02/03|02/02|Common Stock|13522  |       |13522 1     |D  |            |
                      |        |2003 |    | |           |   |/04  |/13  |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
1. This option to purchase shares of Wal-Mart common stock was granted under the 1998 Wal-Mart Stock Option Plan in a transaction exempt under Rule 16b-3.